CERTIFICATE OF FORMATION OF ALLEGHENY ENERGY SUPPLY CONEMAUGH FUELS, LLC
1. The name of the limited liability company is ALLEGHENY ENERGY SUPPLY CONEMAUGH FUELS, LLC.

     2.     The address of its registered office in the State of Delaware is The Corporation

Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington,

County of New Castle. The name of its registered agent at such address is The

Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Allegheny Energy Supply Conemaugh Fuels, LLC, this 8th day of November, 2002.

/s/ RUTH R. TOLBERT Ruth R. Tolbert Authorized Person